Exhibit 99.1

SemGroup Energy Partners, L.P.

Agrees to Acquire Storage at the Cushing Interchange

Tulsa, Okla. – May 21, 2008 /BUSINESS WIRE/ –

SemGroup Energy Partners, L.P. (NASDAQ: SGLP) today announced it has agreed to acquire 2.0 million barrels of newly constructed crude oil storage at the Cushing Interchange from SemCrude, L.P. for $90 million. SemCrude is a subsidiary of privately owned SemGroup, L.P.

In connection with the acquisition, SemCrude will transfer a third-party storage agreement to SGLP at closing. Under the take-or-pay fee-based agreement, SGLP will provide terminalling and storage services using substantially all of the newly acquired storage which is located in Cushing’s north tank farm.

Kevin Foxx, SemGroup Energy Partners president and chief executive officer, said, “The acquisition involves eight crude oil tanks, each with an individual capacity of 250,000 barrels. We are pleased with this increased capacity at Cushing, as well as the take-or-pay third-party term contract which broadens SGLP’s customer base. We expect that the transaction will be immediately accretive once closed.”

The acquisition will increase SGLP’s total storage capacity to more than 15 million barrels. Almost 7 million barrels of the storage will be within the Cushing Interchange, one of the largest crude oil marketing hubs in the United States.

The SemGroup Energy Partners G.P., L.L.C. board of directors approved the transaction based on the approval and recommendation of its conflicts committee. The acquisition is subject to customary closing conditions, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

The transaction is expected to close in the second quarter of 2008 and will be funded from additional borrowings under SGLP’s existing credit facility.

Foxx will speak at the 2008 Master Limited Partnership Investor Conference at 11:45 a.m. (ET) on Thursday, May 22, 2008, at the Crowne Plaza Times Square Manhattan in New York City. In addition to the pending acquisition, he will discuss SemGroup Energy Partners’ financial performance and market strategy. A copy of the slide presentation will be available on SemGroup Energy Partners’ Web site, www.sglp.com, under the Investors section. The presentation also will be webcast live in real time at http://www.wsw.com/webcast/naptp/sglp/ and archived for 90 days.

About SemGroup Energy Partners, L.P.

SemGroup Energy Partners owns and operates a diversified portfolio of complementary midstream energy assets. SemGroup Energy Partners provides crude oil and liquid asphalt cement terminalling and storage services and crude oil gathering and transportation services. SemGroup Energy Partners is based in Tulsa, Okla. As a publicly traded master limited partnership, SemGroup Energy Partners’ common units are traded on the NASDAQ Global Market under the symbol SGLP. The general partner of SemGroup Energy Partners is a subsidiary of SemGroup, L.P. For more information, visit SemGroup Energy Partners’ web site www.SGLP.com.

For e-mail alerts click here:

http://www.b2i.us/irpass.asp?BzID=1505&to=ea&s=0

About SemCrude, L.P.

SemCrude purchases crude oil and condensates from more than 2,000 independent producers and operators, as well as aggregators and independent refiners. The company predominately stores crude oil at the Cushing Interchange, one of the largest crude oil market hubs in the United States. SemCrude has offices in Tulsa and Oklahoma City, Okla.; Houston, Abilene and Dumas, Texas; Wichita, Kan; and Denver, Colo.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to qualify for the safe harbors from liability provided therein. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future, including statements regarding expected accretion from the acquisition are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside SemGroup Energy Partners’ control, which could cause results to differ materially from those expected by management of SemGroup Energy Partners. Such risks and uncertainties include, but are not limited to, our dependence upon SemGroup, L.P. for a substantial majority of our revenues; the acquisition of the Cushing storage assets may not occur on the terms described herein or at all; our exposure to the credit risk of SemGroup, L.P. and third-party customers; a decrease in the demand for crude oil or liquid asphalt cement in the areas served by our storage facilities and pipelines; a decrease in the production of crude oil from the oil fields served by our pipelines; the availability of, and our ability to consummate, acquisition opportunities; our debt levels and restrictions in our credit facility; general economic, market or business conditions; and other factors and uncertainties inherent in the crude oil and liquid asphalt cement gathering, transportation, terminalling and storage business. These and other applicable uncertainties, factors and risks are described more fully in the Partnership’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. SemGroup Energy Partners undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

###

SGLP Investor Relations:	SemGroup Media:
Brian Cropper, 918-524-SGLP (7457)	Susan Dornblaser, 918-524-8365
Toll Free Phone: 866.490.SGLP (7457)	sdornblaser@semgrouplp.com
investor@sglp.com